EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated February 29, 2008 (except as to Notes 15 c, d and e which are as of February 10, 2009), relating to the consolidated financial statements of TransGlobe Energy Corporation (which report on the consolidated financial statements expressed an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles) and our report dated February 29, 2008 related to the effectiveness of TransGlobe Energy Corporation’s internal control over financial reporting appearing in this Amendment No. 1 on Form 40-F/A of TransGlobe Energy Corporation for the year ended December 31, 2007.

February 10, 2009 Calgary, Canada	/s/ Deloitte & Touche LLP Independent Registered Chartered Accountants